Exhibit 2

Extraordinary session
Item 1) of published agenda:
“Issuance of warrants, approval of the relevant regulations and resolution to increase the capital stock for the exercise of the warrants”

Proposed resolutions:

A)  authorization of issuance of a maximum of 620,450 warrants, to be allocated, in divisible allotments and without consideration, to the purchasers of American Depository Shares representing the Company’s ordinary shares in the Company’s October 14, 2005 private placement transaction, for which the preemptive rights of options to current shareholders are excluded;

B)  authorization of issuance of a maximum of 93,068 warrants to be allocated, in divisible allotments, to one of the placement agents acting in the Company’s October 14, 2005 private placement transaction as fees for its services, for which the preemptive rights of options to current shareholders are excluded;

C) approval of the warrants regulations, as submitted to the shareholders at the extraordinary session;

D)  authorization of issuance, in divisible allotments, of a maximum of 713,518 ordinary shares, par value €1.00 Euro per share, underlying the warrants, for which the preemptive rights of options of current shareholders are excluded;

E)   approval of the subscription price per share for the exercise of the warrants as 125% of the average stock market price of the Company’s American Depository Shares over the immediately preceding 10 days on whch the American Depository Shares were traded on the American Stock Exchange, with a maximum discount of USD $0.25 per share, as determined on September 30, 2005, which amount is equal to USD $9.69.

Item 2) of published agenda:
“Amendment of Article 19 of the by laws”

Proposed resolution:
A) approval of the increase of the maximum number of members of the board of directors from 7 to 9.

Ordinary session
Item 1) of published agenda:
“Determination of the number of the Board’s members”
Proposed resolution:
A) fixing at 8 the number of members of the Board of Directors.

Item 2) of published agenda:
“Appointment of board members”
Proposed resolution:
A) election of David Kroin as a new member of the Board of Directors.

☐	DETACH PROXY CARD HERE

Mark, Sign, Date and Return	☒
the Proxy Card Promptly	Votes must be indicated
Using the Enclosed Envelope.	(x) in Black or Blue ink.

	FOR	AGAINST		FOR	AGAINST
Extraordinary session
Item 1A)	☐	☐	Item 2 A)	☐	☐
Ordinary session
1B)	☐	☐	Item 1 A)	☐	☐

1C)	☐	☐	Item 2 A)	☐	☐

1D)	☐	☐

1E)	☐	☐
To change your address, please mark this box. ☐

SCAN LINE

The Voting Instruction must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instruction must be executed by a duly authorized Officer or Attorney.

Date	Share Owner sign here	Co-Owner sign here

Gentium S.p.A.

Instructions to The Bank of New York, as Depositary
(Must be received prior to the close of business on November 17, 2005)

The undersigned registered holder of American Depositary Shares hereby requests and instructs The Bank of New York, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of Ordinary Shares or other deposited securities represented by such American Depositary Shares registered in the name of the undersigned on the books of the Depositary as of the close of business on October 21, 2005 at the Annual Ordinary Shareholders’ Meeting of Gentium S.p.A. to be held on November 29, 2005 in respect of the resolutions specified on the reverse.

NOTE:

1.    Please direct the Depositary how it is to vote by placing an X in the appropriate box below the resolution.

2.    The Depositary shall not vote the amount of Shares underlying an ADS except in accordance with instructions from the holder of such ADS.

To include any comments, please mark this box.   ☐

Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.